UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 18, 2011
CHINA FOREST ENERGY CORP.
(Exact name of registrant as specified in its charter)
Nevada	000-52747	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
#41 Huancheng Road, Xinjian Township Jinyun County, Zhejiang, P.R. China
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		011 86 571 89874187
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement
Item 5.07	Submission of Matters to a Vote of Shareholders

On November 18, 2011, we received consent resolutions from the Company’s directors and officers, and holder of 54.3% of the Company’s issued and outstanding securities, to change the name of the Company to “Narnia Corp.”, to reduce the authorized capital to 400,000,000 shares of common stock with a par value $0.00001 and to effect a 9:1 forward stock split of the Company’s issued and outstanding shares of common stock.  Upon effect of the forward stock split, our issued and outstanding shares of common stock will increase to 162,729,000 shares of common stock with a par value of $0.00001; fractional shares will not be issued and will be rounded up.  Pursuant to Section 78.320 of the Nevada Revised Statues, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent to such action is signed by stockholders holding at least a majority of the voting power.

The Company will be filing a Schedule 14C Information Statement with the U.S. Securities and Exchange Commission.

The effective date of the amendments will be approved to facilitate the filings with the Secretary of State of Nevada, the Financial Industry Regulatory Authority (“FINRA”) and the U.S.  Securities and Exchange Commission.  The Company will further announce the result of these changes by filing a Current Report on Form 8-K.

On November 22, 2011, the share exchange agreement between China Forest Energy Corp., (the “Company”, “us”, “we”, “our”), Zhejiang Forest Bamboo Tec Co., Ltd. (“Zhejiang Forest”) and Forest Energy Co., Ltd. (“Forest Energy “) was terminated.  According to the terms of the share exchange agreement, we had agreed to acquire 95% of the share capital of Zhejiang Forest from Forest Energy in exchange for 15,919,000 shares of our common stock.  The parties mutually agreed to terminate the agreement.  There were no early termination penalties associated with the termination of the above agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA FOREST ENERGY CORP.
/s/ Dr. Hongxiao Zhang
Dr. Hongxiao Zhang
President, CEO and Director

Date:	November 23, 2011